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                                                                    EXHIBIT 8.4


                                September 2, 1998




MERRY LAND & INVESTMENT COMPANY, INC.
624 Ellis Street
Augusta, Georgia 30901

       Re:   Tax Opinion - REIT Status

Ladies & Gentlemen:

    We have acted as counsel to Merry Land & Investment Company, Inc. (the "Company") in connection with the Joint Proxy Statement/Prospectus/Information Statement, included in the Registration Statement on Form S-4 (File No. 333-61449) (the "Registration Statement"), relating to the proposed merger of Merry Land & Investment Company, Inc., a Georgia corporation ("Merry Land"), with and into Equity Residential Properties Trust ("EQR"). You have requested our opinion as to certain Federal income tax matters described below.

    Unless otherwise specifically defined herein, all capitalized terms not otherwise defined in this letter shall have the meanings assigned to them in the Registration Statement.

    We are familiar with the articles of incorporation, as amended, and by-laws of the Company and have examined such additional records and public documents as we have deemed necessary for the opinion hereinafter expressed. We have been counsel to the Company for many years and are generally familiar with its affairs. Where facts have not been independently verified, we have relied upon statements of the Company's officers, certificates of public officials, and records of the Company.

    In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate, including without limitation the Joint Proxy Statement/Prospectus/Information Statement and the amendments thereto; the Company's federal income tax returns for the taxable periods to which our opinion relates, and Company-prepared schedules which relate to the Company's compliance with various tests that must be met in order for the Company to qualify as a real estate investment trust ("REIT") under Section 856(a) of the Internal Revenue Code of 1986, as amended (the "Code"). In our examination of documents, we have assumed, with your consent, that all documents submitted to us are authentic originals, or if submitted as

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                                 Merry Land & Investment Company, Inc.
                                             Tax Opinion - REIT Status
                                                     September 2, 1998

photocopies, that they faithfully reproduce the originals thereof, that all such documents have been or will be duly executed to the extent required, that all representations and statements set forth in such documents are true and correct, and that all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms. We have also obtained such additional information and representations as we have deemed relevant and necessary through consultation with the officers of the Company and with the Company's independent public accountants.

    In rendering our opinion, we have assumed that during the relevant taxable periods all persons who were required under the Securities and Exchange Act of 1934 to file or amend Schedules 13D and 13G with respect to the Company's outstanding shares appropriately made such filings and that the Company was duly apprised of all such filings.

    Based upon the foregoing, we are of the opinion that:

1. The Company met the requirements for qualification and taxation as a REIT for the taxable years 1987 through 1997.

2. There is an issue as to whether the Company satisfied the "95%-distribution" requirement of Section 857(a)(1) of the Code with respect to the taxable year 1989. We believe, however, that if the Internal Revenue Service were to assert successfully that the Company did not meet the 95%-distribution requirement on the basis of the foregoing issue, the Company nevertheless would be entitled to use the deficiency dividend procedures in accordance with Section 860 of the Code to preserve its status as a REIT for 1989 and subsequent taxable years by paying deficiency dividends to its shareholders sufficient to meet the 95%-distribution requirement and by otherwise complying with the requirements of Section 860 of the Code.

3. The Company's diversity of stock ownership and proposed method of operation will enable it to continue to qualify as a REIT under Code Section 856(a)for 1998 through the effective time of the merger of Merry Land into EQR or the ML/LLC Merger Effective Time.

4. Each subsidiary of Merry Land that was formed as a partnership, joint venture or limited liability company (each a "Merry Land Subsidiary") has at all times since becoming a Merry Land Subsidiary been classified as either a partnership or a disregarded entity for federal tax purposes and not as an association taxable as a corporation.

5. The statement of Federal income tax matters and consequences described in the Joint Proxy Statement/Prospectus/Information Statement under headings, "MRYP Newco Risk Factors-Taxable Nature of the MRYP Newco Common Distribution," "The Merger-Federal Income Tax Consequences of the Merger," "The Merger-Qualification of EQR as a REIT," "The Merger-Federal Income Tax Consequences of the Alternative Merger Transactions," "Merry Land Properties, Inc.," and "Proposal to Approve MRYP Newco's 1998 Management Incentive Plan," respectively to the extent that it constitutes matters of law or legal conclusions, is accurate in all material respects.

    For a discussion relating the law to the facts and the legal analysis underlying the opinions set forth in this letter, we incorporate by reference the discussion of Federal income tax issues, which we assisted in


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                                 Merry Land & Investment Company, Inc.
                                             Tax Opinion - REIT Status
                                                     September 2, 1998


preparing, in the respective sections of the Joint Proxy
Statement/Prospectus/Information Statement under the heading "The Merger -- Federal Income Tax Consequences." We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion letter, and we are not undertaking to update the opinion letter from time to time.

    The opinions expressed herein are based upon the Code, the U.S. Treasury Regulations promulgated thereunder, current administrative positions of the U.S. Internal Revenue Service, and existing judicial decisions, any of which could be changed at any time, possibly on a retroactive basis. Any such changes could adversely affect the opinions rendered herein. In addition, as noted above, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the representations that have been made to us, and cannot be relied upon if any of the facts contained in such documents or in such additional information is, or later becomes, inaccurate or if any of the representations made to us is, or later becomes, inaccurate.

    We hereby consent to use of this opinion as Exhibit 8.4 to the Registration Statement and the use of our name in the Joint Proxy Statement/Prospectus/Information Statement under the sections entitled "The Merger-Federal Income Tax Consequences of the Merger," "The Merger-Qualification of EQR as a REIT," "The Merger-Federal Income Tax Consequences of the Alternative Merger Transactions," "Merry Land Properties, Inc.-MRYP Newco-Federal Income Tax Consequences," and "Legal Matters." In giving this consent we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.



                         /s/ HULL, TOWILL, NORMAN &
                             BARRETT, P.C.












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